PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

July 29, 2010

FOR IMMEDIATE RELEASE
Contact:  Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES SECOND QUARTER RESULTS

Fairport, New York, July 29, 2010: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported net income of $35,000 for the quarter ended June 30, 2010 compared to net income of $27,000 for the quarter ended June 30, 2009.  Net income per basic share for each of the quarters ended June 30, 2010 and June 30, 2009 was $0.02. The Company’s net interest margin for the quarter ended June 30, 2010 increased 10 basis points to 2.32% from 2.22% for the quarter ended June 30, 2009.

The $8,000 increase in net income for the second quarter of 2010 compared to the second quarter of 2009 resulted primarily from an increase in net interest income, reflective of the Company’s ability to reduce its deposit costs in a low interest rate environment, partly offset by a decrease in higher yielding earning assets, an increase in other income, a decrease in income taxes expense and a decrease in provision for loan losses, partially offset by an increase in other expense.  The increase in other income was mainly due to BOLI income, realized gain on sale of loans and miscellaneous other income mainly additional mortgage fees collected. The increase in other expense was mainly due to the Webster branch that opened in September 2009 and our three mortgage origination offices that opened in January 2010 including additional salaries and employee benefits expense, occupancy, equipment, data processing, mortgages fees and taxes expenses, partially offset by a decrease in FDIC premium expense related to the one-time special assessment in the second quarter of 2009.

For the six months ended June 30, 2010, the Company reported net income of $68,000 compared to net income of $78,000 for the six months ended June 30, 2009. Net income per basic share for the six months ended June 30, 2010 was $0.04 compared to net income per basic share of $0.05 for the six months ended June 30, 2009. The Company’s net interest margin for the six months ended June 30, 2010 decreased 6 basis points to 2.30% from 2.36% for the six months ended June 30, 2009.

At June 30, 2010, the Company had $220.0 million in consolidated assets, an increase of $5.6 million, or 2.6% from $214.4 million at December 31, 2009. Cash and cash equivalents, mainly interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank increased by $9.4 million, or 157.4% to $15.4 million at June 30, 2010 from $6.0 million on December 31, 2009, thereby furthering the Company’s liquidity position. The Company’s increased liquidity position coincided with deposit growth of $8.3 million,  or 5.3% to $164.8  million at June 30, 2010  from $156.5  million at December 31, 2009.   The $8.3 million deposit

increase consisted of core deposit growth of $7.3 million including increases in non-interest bearing checking accounts, NOW accounts, money market accounts and savings accounts, and $1.0 million in non-core deposit growth including IRAs and Certificates of Deposit.  Management believes the deposit growth resulted, in part, from customers’ preference for the flexibility provided by short-term core deposits in the current low interest rate environment.  Investment securities available for sale and held to maturity combined decreased by $5.7 million or 6.9% to $75.9 million at June 30, 2010 from $81.6 million at December 31, 2009.  The Company has reviewed its investment securities portfolio totaling $75.9 million at June 30, 2010, and concluded that no other-than-temporary impairment charges were required.  The Company does not hold any mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred stock, trust preferred securities or common stock of other banks.

Net loans receivable decreased $667,000 or 0.6% to $115.7 million at June 30, 2010 from $116.4 million at December 31, 2009. The Bank sold $5.5 million of long-term fixed rate conventional mortgage loans and FHA mortgage loans as a balance sheet management strategy in the first six months of 2010 to reduce interest rate risk in a potentially rising interest rate environment.  The Bank sold these loans at a gain of $83,000 which was recorded in other income.  The Bank ended June 30, 2010 with $17.8 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances. At June 30, 2010 the Bank had $3.4 million in loans held for sale comprised of FHA mortgage loans originated and closed by the Bank in the second quarter of 2010 that have been committed for sale in the secondary market and will be delivered and funded in the third quarter of 2010. The Company also used its sources of liquidity to decrease Federal Home Loan Bank advances by $3.9 million, or 11.3%, to $30.7 million at June 30, 2010 from $34.6 million at December 31, 2009, and does not intend to renew maturing FHLB advances during the remainder of 2010 as a result of management’s decision to replace wholesale borrowings through core deposit growth.  The Company has managed down deposit costs as market interest rates remain at historically low levels.  Stockholders’ equity at June 30, 2010 was $20.8 million, or 9.45% of assets.

The credit quality of the Bank’s loan portfolio remains solid.  The Bank continues to have no involvement in, and has no exposure to, sub-prime lending activities.  The Bank ended the second quarter with net loans receivable of $115.7 million, with $23,000 in non-performing loans comprised of one residential property.  At June 30, 2010 management has evaluated the Bank’s loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio.

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank conducts business from its main office in Fairport, New York and three branches located in Penfield, New York, Irondequoit, New York, and Webster, New York. The Bank’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, commercial real estate, multi-family, construction and other consumer loans.  The Bank has three Mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
June 30, 2010 and December 31, 2009
(Dollars in thousands, except per share data)

                              (Unaudited)
Assets	June 30, 2010	December 31, 2009

Total assets	$220,022	$214,400
Cash and cash equivalents	15,353	5,965
Investment securities	75,921	81,581
Loans held for sale	3,360	—
Net loans receivable	115,705	116,372
Deposits	164,762	156,510
Long-term borrowings	30,674	34,590
Total stockholders’ equity	20,784	20,350
Book value per share	$12.03	$11.79
Stockholders’ equity to total assets	9.45%	9.49%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Six Months Ended June 30, 2010 and June 30, 2009
(Dollars in thousands except per share data)

                             (Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Interest and dividend income	2,196	2,359	4,455	4,860
Interest expense	979	1,269	2,068	2,573
Net interest income	1,217	1,090	2,387	2,287
Provision for loan losses	3	8	6	14
Net interest income after provision for loan losses	1,214	1,082	2,381	2,273
Other income	262	249	421	383
Other expense	1,434	1,291	2,737	2,537
Income before income taxes	42	40	65	119
Provision (benefit) for income taxes	7	13	(3)	41
Net income	35	27	68	78

Earnings per common share	0.02	0.02	0.04	0.05
Average common shares outstanding (in thousands)	1,727	1,724	1,727	1,723